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                                                                     EXHIBIT 4.5


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                         SANTA FE ENERGY RESOURCES, INC.

                                                      Issuer,




                   11% Senior Subordinated Debentures Due 2004



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                          SECOND SUPPLEMENTAL INDENTURE



                             Dated as of May 4, 1999


                               -------------------



                      STATE STREET BANK AND TRUST COMPANY,

                                                      Trustee


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Second Supplemental Indenture to Indenture, dated as of May 25, 1994, between
Santa Fe Energy Resources, Inc., as issuer, and The First National Bank of Boston, as trustee and predecessor in interest to State Street Bank and Trust Company.



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         WITNESSETH SECOND SUPPLEMENTAL INDENTURE, dated as of May 4, 1999, between SANTA FE ENERGY RESOURCES, INC., a Delaware corporation (the "Company"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts banking corporation, as trustee (the "Trustee").

         WHEREAS, the Company and The First National Bank of Boston, as trustee, have heretofore executed an Indenture, dated as of May 25, 1994 (the "Indenture"), pursuant to which the Company issued $100 million principal amount of its 11% Senior Subordinated Debentures Due 2004 (the "Securities"); and

         WHEREAS, pursuant to Section 7.09 of the Indenture, the Trustee succeeded The First National Bank of Boston as trustee on October 2, 1995; and

         WHEREAS, the Company and the Trustee have heretofore executed the First Supplemental Indenture dated as of October 18, 1996; and

         WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company and the Trustee may amend the Indenture in certain respects without notice to any Securityholder but with the written consent of the Holders of at least a majority in principal amount of the Securities; and

         WHEREAS, the execution and delivery of this Second Supplemental Indenture has been authorized by a resolution of the Board of Directors; and

         WHEREAS, the Company has delivered to the Trustee the written consent of the Holders of at least a majority in principal amount of the outstanding Securities to the amendments hereinafter set forth; and

         WHEREAS, Section 9.06 of the Indenture provides, among other things, that the Trustee shall sign any amendment authorized pursuant to Article 9 of the Indenture if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee; and

         WHEREAS, the Company has presented and warranted to the Trustee that this Second Supplemental Indenture does not adversely affect the rights, duties, liabilities or immunities of the Trustee; and

         WHEREAS, pursuant to Section 9.06 of the Indenture, the Trustee has requested, and the Company has furnished the Trustee with an Officer's Certificate and an Opinion of Counsel; and

         WHEREAS, the Company has represented and warranted to the Trustee that all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized;





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         NOW THEREFORE, THIS SECOND SUPPLEMENTAL INDENTURE WITNESSETH that, for and in consideration of the premises and the mutual covenants herein contained and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each party hereto agrees for the equal and ratable benefit of the Holders of the Securities;

                                   ARTICLE A.

                                   DEFINITIONS

         Section A.1. The definitions set forth or incorporated by reference in
Article 1 of the Indenture shall be applicable to this Second Supplemental Indenture, including the recitals hereto, as fully and to the same extent as if set forth herein, except as otherwise expressly provided herein.

         Section A.2. Article 1 of the Indenture is hereby amended to add the following definition:

                  "Snyder Merger Transaction" means the transactions described in and contemplated by that certain Agreement and Plan of Merger, dated as of January 13, 1999 by and between Snyder Oil Corporation ("Snyder") and the Company whereby, among other things, Snyder shall merge with and into the Company to be renamed Santa Fe Snyder Corporation and each share of outstanding common stock of Snyder shall be converted into the right to receive 2.05 shares of common stock of the Company.

                                   ARTICLE B.

                                  EFFECTIVENESS

         Section B.1 This Second Supplemental Indenture shall be and become effective when the Company and the Trustee execute this Second Supplemental Indenture.

                                   ARTICLE C.

                            ENDORSEMENT OF SECURITIES

         Section C.1 Any Securities authenticated and delivered after the close of business on the date that this Second Supplemental Indenture becomes effective in substitution for Securities then outstanding and all Securities presented or delivered to the Trustee on or after that date for such purpose shall be stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:






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         "Effective as of May 4, 1999, certain definitions and
         restrictive covenants of the Company have been amended, as provided in the Second Supplemental Indenture, dated May 4, 1999. Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein."

                                   ARTICLE D.

                                   AMENDMENTS

         Section D.1 Article 11 of the Indenture is hereby amended as follows:

         (a)Section 11.16, captioned "Approval of Snyder Merger Transaction," is hereby added to read as follows:

         Section 11.16 Approval of Snyder Merger Transaction. Notwithstanding anything to the contrary in this Indenture, none of the transactions effected in connection with or contemplated by the Snyder Merger Transaction shall constitute or be deemed to constitute a breach or violation of the terms of this Indenture, or require that any action be taken under Section 4.08, or cause a Default or Event of Default hereunder.

                                   ARTICLE E.

                                (a)MISCELLANEOUS

         Section E.1 This Second Supplemental Indenture is a supplemental indenture pursuant to Section 9.02 of the Indenture. Upon execution and delivery of this Second Supplemental Indenture, the terms and conditions of this Second Supplemental Indenture shall be part of the terms and conditions of the Indenture for any and all purposes, shall bind all Securityholders and all the terms and conditions of both shall be read together as though they constitute one instrument, except that in case of conflict the provisions of this Second Supplemental Indenture will control.

         Section E.2 Except as they may have been amended and supplemented by this Second Supplemental Indenture, each and every term and provision of the Indenture remains in full force and effect.

         Section E.3 This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         Section E.4 The Trustee accepts the trusts created by the Indenture, as supplemented by this Second Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by the Second Supplemental Indenture.




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         Section E.5 THIS INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT
THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

         IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the date and year first above written.

                                   SANTA FE ENERGY RESOURCES, INC.


                                   By:  /s/ JANET F. CLARK
                                      ---------------------------------------
                                      Name:   Janet F. Clark
                                      Title:  Senior Vice President and
                                                Chief Financial Officer


                                   STATE STREET BANK AND TRUST COMPANY,
                                   as trustee


                                   By:  /s/ JACQUELINE BONHOMME
                                      ---------------------------------------
                                      Name:   Jacqueline A. Bonhomme
                                      Title:  Assistant Vice President











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